EXHIBIT 10.1

TUTOR PERINI CORPORATION

OMNIBUS INCENTIVE PLAN

(as adopted on April 10, 2018)

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of Tutor Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, and to enable the Company to offer cash and stock-based incentives to such individuals. It is anticipated that providing such persons with a direct stake in the Company’s welfare and/or with cash and stock-based incentives based, in whole or in part, on the performance of the Company will assure a closer alignment of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“2014 Plan” means the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as adopted on October 2, 2014.

“2017 Plan” means the Tutor Perini Corporation Incentive Compensation Plan, as adopted on April 3, 2017.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights, Performance Awards or Other Cash-Based Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board of Directors referred to in Section 2.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” has the meaning set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Legacy Plans” means the 2014 Plan and the 2017 Plan.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Cash-Based Awards” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Administrator in its sole discretion.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan contingent upon achieving certain Performance Goals.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or a Performance Award.

“Performance Goals” means goals established by the Administrator as contingencies for Awards to vest and/or become exercisable or distributable which may include, but are not limited to, one or more of the performance goals set forth in Appendix 1 hereto.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”).

(b)	Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)

to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Other Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock or the amount of cash to be covered by any Award;

(iv)

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)

to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)

Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)

Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)

Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,782,386 shares, subject to adjustment as provided in Section 3(b). Such number is inclusive of shares available for issuance under the 2017 Plan, as well as previously authorized shares subject to outstanding awards under the Legacy Plans that may be or were forfeited and/or recycled. For purposes of this limitation, the shares of Stock underlying any Awards (including any Awards granted pursuant to the Legacy Plans) which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, settled in cash or otherwise satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that (i) Stock Options or Stock

Appreciation Rights with respect to no more than 800,000 shares of Stock (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar year period and (ii) the maximum number of shares of Stock that may be granted to any one individual grantee during any one calendar year with respect to any type of Award other than Stock Options or Stock Appreciation Rights is 500,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof) (it being understood that for a Performance Award, such limit shall apply to the number of shares of Stock that can be issued at target performance pursuant to such Award).

(b)

Changes in Stock. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in: (i) the maximum number of shares reserved for issuance under the Plan; (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance Award; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award; and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, unusual or non-recurring events, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)

Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, non-employee directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a)

Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, non-employee directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish and subject to the limitations of Section 409A of the Code.

(i)

Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation the option price of the Incentive Stock Option granted to such employee shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)

Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, and an Incentive Stock Option is granted to such employee, the term of such Stock Option granted to such employee shall be no more than five years from the date of grant.

(iii)

Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)

Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)

Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C)

By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)

Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)

Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)

Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)	Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock

Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option. The grant of a Stock Appreciation Right is contingent on the grantee executing the Stock Appreciation Right agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable;

(ii)

Stock Appreciation Rights granted independently of any Stock Options shall be exercisable at such time or times but shall not be exercisable more than 10 years after the date the Stock Appreciation Rights are granted;

(iii)	Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered; and

(iv)	All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)

Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)	Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)

Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d)

Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years, provided that the Restricted Stock may vest ratably during such period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	DEFERRED STOCK AWARDS

(a)

Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units or restricted stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years, provided that the Deferred Stock Award may vest ratably during such period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, may be paid to the grantee in cash and/or stock.

(b)

Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate, in all cases, consistent with the requirements of Section 409A of the Code.

(c)

Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)	Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	PERFORMANCE AWARDS

(a)

Performance Awards. The Administrator may grant a Performance Award to a participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Administrator, in its sole and absolute discretion. The grant of a Performance Award is contingent on the grantee executing the Performance Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)

Performance Criteria. The applicable performance criteria shall be based on one or more performance goals determined by the Administrator, which may include the Performance Goals set forth in Appendix 1 hereto. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(c)	Grant; Vesting.

(i)

Subject to the provisions of the Plan, the Administrator shall, in its sole discretion, have authority to determine the eligible participants to whom, and the time or times at which, Performance Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards.

(ii)

For each participant, the Administrator may specify a targeted Performance Award. The individual target award may be expressed, at the Administrator’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Administrator for the relevant participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Administrator shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Cycle.

(iii)

The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Administrator at the time the Performance Goals are set or at such later time.

(d)

Payment. At the expiration of the applicable Performance Cycle, the Administrator shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 10 have been achieved and the percentage of the participant’s individual target award that has been vested and earned. Following the Administrator’s determination and certification in accordance with the foregoing, the Performance Award shall become vested and payable (or deferred, in the case of deferred stock units) in accordance with the terms and conditions of the applicable award agreement. The Administrator may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e)

Termination. Subject to the applicable provisions of the Award agreement and the Plan, upon a participant’s termination of employment or service for any reason during the Performance Cycle for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at grant.

(f)

Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Administrator may determine, the Administrator may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

(g)	Maximum Award Payable. The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any calendar year to any participant shall be $6,000,000.

SECTION 11.	OTHER CASH-BASED AWARDS

(a)

Other Cash-Based Awards. The Administrator may from time to time grant Other Cash-Based Awards to grantees in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the

Company’s assets for satisfaction of the Company’s payment obligation thereunder.

SECTION 12.	DIVIDEND EQUIVALENT RIGHTS

(a)

Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award except with respect to an Award of a Stock Option or Stock Appreciation Right. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Cash dividend equivalents credited to the holder of a Dividend Equivalent Right shall be credited to a dividend book entry account on behalf of the holder, provided that such cash dividend equivalents shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the Dividend Equivalent Rights are vested. Stock dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such stock dividend equivalents shall be paid in shares of Stock at the same time that the Dividend Equivalent Rights are vested. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.

Neither dividends nor Dividend Equivalents shall be payable in respect of any unvested Awards prior to the vesting of such Award. In furtherance of the foregoing, a Dividend Equivalent Right granted as a component of another Award shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)

Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13.	LIMITATIONS ON VESTING

No Award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. The foregoing sentence shall not apply to (i) Awards granted to non-employee directors of the Company, (ii) in addition to any Awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 3(a), subject to adjustment as provided in Section 3(b), of this Plan and (iii) Awards vesting in connection with a termination of employment or a change in control, as may be provided in an Award agreement or employment agreement.

SECTION 14.	TAX WITHHOLDING

(a)

Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b)

Payment in Stock. Subject to approval by the Administrator, a grantee may satisfy their potential tax withholding obligation associated with any Award (equal to the income to be recognized by the grantee associated with the vesting, settlement and/or exercise of an Award and based on the maximum statutory tax rate applicable to the grantee), in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 15.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)

an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

(a)

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent subject to paragraph (b) below. Except as provided in the terms of the applicable Award agreement or Section 3(b), in no event may the Administrator exercise its discretion to: (i) reduce the exercise price of an outstanding Stock Option or an outstanding Stock Appreciation Right; (ii) cancel outstanding Stock Options or outstanding Stock Appreciation Rights in exchange for other Stock Options or other Stock Appreciation Rights with an exercise price that is less than the exercise price of the cancelled Stock Options or cancelled Stock Appreciation Rights, as applicable, or (iii) cancel an outstanding Stock Option or an outstanding Stock Appreciation Right with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation in exchange for cash or another Award.

Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that: (i) increase the number of shares reserved for issuance under the Plan; (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan; or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) and 3(c).

(b)

Notwithstanding any other provision of this Plan to the contrary, the Administrator may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an outstanding Award to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a grantee agrees to any amendment made pursuant to this Section 16(b) to the Plan and any Award without further consideration or action.

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a)

No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)

Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)

Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e)

Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 19.	EFFECTIVE DATE OF PLAN; PRIOR AWARDS

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present (the “Effective Date”). Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date. Outstanding Awards granted prior to the Effective Date pursuant to the Legacy Plans shall remain subject to the terms and conditions of the 2014 Plan or 2017 Plan, as applicable.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

APPENDIX 1

Performance Criteria

Performance Awards may be subject to one or more Performance Goals that shall be based on the attainment (on an annual and/or cumulative basis) of a certain target level of, or a specified increase or decrease in criteria selected by the Administrator, including but not limited to the following:

•	earnings per share
•	operating income
•	gross income
•	net income (before or after taxes)
•	operating cash flow
•	gross profit
•	gross profit return on investment
•	gross margin return on investment
•	gross margin
•	operating margin
•	working capital
•	earnings before interest and taxes
•	earnings before interest, tax, depreciation and amortization
•	return on equity
•	return on assets
•	return on capital
•	return on invested capital
•	revenue
•	revenue growth
•	recurring revenues
•	sales or market share
•	total shareholder return
•	economic value added
•	safety
o	OSHA Recordable Incident Rate
o	Lost Time Case Rate
o	Lost Workday Rate
o	Days Away/Restricted or Job Transfer Rate (DART Rate)
o	Experience Modification Rate (EMR)
•	individual performance
•

specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion
•	the fair market value of the shares of Tutor Perini’s Common Stock
•	the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends
•	reduction in operating expenses

The Administrator, in its sole discretion, may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; or (h) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management.

The Administrator retains the discretion to adjust otherwise payable Awards downward or upward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any Performance Goal may, as the Administrator, in its sole discretion deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

To maintain flexibility in compensating our executives, the Administrator reserves the right to use its judgment to grant or approve Awards or compensation that is non-deductible when the Administrator believes such Awards or compensation is appropriate.